Exhibit 4.05
REGISTRATION RIGHTS AGREEMENT
     This Registration Rights Agreement (the “Agreement”) dated as of December 19, 2006 is made and entered into by Cadence Design Systems, Inc., a Delaware corporation (the “Company”), Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated and J.P. Morgan Securities Inc. (the “Representatives”), acting on behalf of the several initial purchasers named in Schedule I to the Purchase Agreement (as defined below) (collectively, the “Initial Purchasers”).
     This Agreement is made pursuant to the Purchase Agreement dated December 14, 2006 among the Company and the Initial Purchasers (the “Purchase Agreement”), which provides for the sale by the Company to the Initial Purchasers of $250,000,000 aggregate principal amount of the Company’s 1.375% Convertible Senior Notes Due 2011 (the “2011 Notes”) and $250,000,000 aggregate principal amount of the Company’s 1.500% Convertible Senior Notes Due 2013 (the “2013 Notes” and, together with the 2011 Notes, the “Notes” and, together with the shares of Common Stock (as defined below) into which the Notes are convertible (the “Securities”). In order to induce the Initial Purchasers to enter into the Purchase Agreement, the Company has agreed to provide to the Initial Purchasers and their direct and indirect transferees the registration rights set forth in this Agreement. The execution of this Agreement is a condition to the closing under the Purchase Agreement.
     In consideration of the foregoing, the parties hereto agree as follows:
ARTICLE 1
Definitions
     Section 1.01. Definitions.
     As used in this Agreement, the following capitalized defined terms shall have the following meanings:
     “1933 Act” shall mean the Securities Act of 1933, as amended.
     “1934 Act” shall mean the Securities Exchange Act of 1934, as amended.
     “1939 Act” shall mean the Trust Indenture Act of 1939, as amended.
     “2011 Notes” shall have the meaning set forth in the preamble.
     “2013 Notes” shall have the meaning set forth in the preamble.
     “Additional Interest” shall have the meaning set forth in Section 2.04.
     “Agreement” shall have the meaning set forth in the preamble.

     “Automatic Shelf Registration Statement” shall have the meaning set forth in Rule 405 under the 1933 Act.
     “Business Day” shall mean any day that is not a Saturday, Sunday or legal holiday on which banking institutions in The City of New York are authorized or required by law or executive order to close.
     “Closing Date” shall have the meaning given to it in the Purchase Agreement.
     “Company” shall have the meaning set forth in the preamble and shall also include the Company’s successors.
     “Common Stock” shall mean the shares of common stock, $0.01 par value per share, of the Company and any other shares of Common Stock as may constitute Common Stock for purposes of the Indentures, including the Underlying Common Stock.
     “Depositary” shall mean The Depository Trust Company, or any other depositary appointed by the Company, provided, however, that such depositary must have an address in the Borough of Manhattan, in the City of New York.
     “Deferral Period” shall have the meaning set forth in Section 2.05.
     “Effectiveness Period” shall have the meaning set forth in Section 2.01(b).
     “Final Memorandum” shall mean the final offering memorandum dated December 14, 2006.
     “Free Writing Prospectus” shall have the meaning set forth in Rule 405 of the 1933 Act.
     “Holder” shall mean any Initial Purchaser, for so long as it owns any Registrable Securities, and each of its successors, assigns and direct and indirect transferees who become owners of Registrable Securities under the Indentures.
     “Indentures” shall mean the Indenture dated as of December 19, 2006 between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “2011 Notes Indenture”), together with the Indenture dated as of December 19, 2006 between the Company and Deutsche Bank Trust Company Americas, as Trustee (the “2013 Notes Indenture”), pursuant to which the 2011 Notes and the 2013 Notes are being issued.
     “Initial Purchasers” shall have the meaning set forth in the preamble.
     “Issuer Free Writing Prospectus” shall have the meaning set forth in Rule 433 under the 1933 Act.
     “NASD” shall have the meaning set forth in the definition of Registration Expenses.

     “Notes” shall have the meaning set forth in the preamble.
     “Person” shall mean an individual, partnership (general or limited), corporation, limited liability company, trust, unincorporated organization or other entity, or a government or agency or political subdivision thereof.
     “Prospectus” shall mean the prospectus relating to the Securities included in a Shelf Registration Statement, including any preliminary prospectus, and any such prospectus as amended or supplemented by any prospectus supplement, including any such prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by a Shelf Registration Statement, and by all other amendments and supplements to a prospectus, including post-effective amendments, and in each case including all materials incorporated by reference therein.
     “Purchase Agreement” shall have the meaning set forth in the preamble.
     “Questionnaire” shall have the meaning set forth in Section 2.01(d).
     “Registrable Securities” shall mean the Notes until such Notes have been converted into or exchanged for the Underlying Common Stock and, at all times subsequent to any such conversion, the Underlying Common Stock and any securities into or for which such Underlying Common Stock has been converted or exchanged, and any security issued with respect thereto upon any stock dividend, split or similar event until, in the case of any such security, (A) the earliest of (i) its effective registration under the Securities Act and resale in accordance with the Registration Statement covering it, (ii) expiration of the holding period that would be applicable thereto under Rule 144(k) or (iii) its sale to the public pursuant to Rule 144 under the Securities Act, and (B) as a result of the event or circumstance described in any of the foregoing clauses (i) through (iii), the legend with respect to transfer restrictions required under the Indentures is removed or removable in accordance with the terms of the Indenture or such legend, as the case may be.
     “Registration Default” shall have the meaning set forth in Section 2.04.
     “Registration Expenses” shall mean any and all expenses incident to performance of or compliance by the Company with this Agreement, including without limitation: (a) all SEC, stock exchange or National Association of Securities Dealers, Inc. (the“NASD”) registration and filing fees, including, if applicable, the fees and expenses of any “qualified independent underwriter” (and its counsel) that is required to be retained by any holder of Registrable Securities in accordance with the rules and regulations of the NASD, (b) all fees and expenses incurred in connection with compliance with state securities or blue sky laws and compliance with the rules of the NASD (including reasonable fees and disbursements of counsel for any underwriters or Holders in connection with blue sky qualification of any of the Registrable Securities and any filings with the NASD), (c) all expenses of the Company in preparing or assisting in preparing, word processing, printing and distributing any Shelf Registration Statement, any Prospectus, any amendments or supplements thereto, any securities sales agreements and other documents relating to the performance of and compliance with this Agreement, (d) all fees and expenses incurred in connection with the listing, if any, of any of the Registrable Securities on any securities exchange or exchanges, (e) all rating agency fees, if any, (f) the fees and disbursements of counsel for the Company and of the independent public accountants of the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance, (g) the reasonable fees and expenses of the Trustee, the paying agent, the conversion agent, the securities registrar and any escrow agent or custodian and (h) any fees and expenses of any special experts retained by the Company in connection with any Shelf Registration Statement, but excluding any underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of Registrable Securities by a Holder.
     “Representatives” shall have the meaning set forth in the preamble.
     “SEC” shall mean the Securities and Exchange Commission or any successor agency or government body performing the functions currently performed by the United States Securities and Exchange Commission.
     “Securities” shall have the meaning set forth in the preamble.
     “Shelf Registration” shall mean a registration effected pursuant to Section 2.01.
     “Shelf Registration Statement” shall mean a “shelf” registration statement of the Company pursuant to the provisions of Section 2.01 of this Agreement which covers all of the Registrable Securities on an appropriate form under Rule 415 under the 1933 Act, or any similar rale that may be adopted by the SEC, and all amendments and supplements to such registration statement, including post-effective amendments, in each case including the Prospectus contained therein, all exhibits thereto and all materials incorporated by reference therein; provided, however, that a registration statement shall not be deemed a Shelf Registration Statement until such time as it includes a Prospectus relating to the Securities.
     “Trustee” shall mean the trustee with respect to the Securities under the Indentures.
     “Underlying Common Stock” means the Common Stock into which the Notes are convertible or issued upon any such conversion.
     “Underwriter” shall have the meaning set forth in Section 4.01(a).

ARTICLE 2
Registration Under The 1933 Act
     Section 2.01. Shelf Registration.
     (a) The Company shall, at its cost, file with the SEC, and use its reasonable best efforts to cause to become effective a Shelf Registration Statement relating to the offer and sale of the Registrable Securities by the Holders that have provided the information pursuant to Section 2.01(d), provided, that such Shelf Registration Statement shall be an Automatic Shelf Registration Statement, if the Company is then eligible to use an Automatic Shelf Registration Statement. The Shelf Registration Statement shall be on Form S-3 or another appropriate form permitting registration of the Registrable Securities for resale by the Holders in accordance with the methods of distribution elected by the Holders and set forth in the Shelf Registration Statement. The Company shall use its reasonable best efforts to cause the Shelf Registration Statement to become effective under the Securities Act as promptly as possible but in any event by the date that is 270 days after the Closing Date.
     (b) The Company shall, at its cost, use its reasonable best efforts, subject to Section 2.05, to keep the Shelf Registration Statement continuously effective in order to permit the Prospectus forming a part thereof to be usable by Holders until the earlier of (i) the second anniversary of the Closing Date and (ii) such time as the Securities cease to be Registrable Securities (the “Effectiveness Period”).
     (c) If a Shelf Registration Statement covering resales of the Registrable Securities ceases to be effective for any reason at any time during the Effectiveness Period (other than because all securities registered thereunder shall have been resold pursuant thereto or shall have otherwise ceased to be Registrable Securities), the Company shall use its reasonable best efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and in any event shall within 45 days of such cessation of effectiveness amend the Shelf Registration Statement in a manner reasonably expected to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional Shelf Registration Statement so that all Registrable Securities outstanding as of the date of such filing are covered by a Shelf Registration Statement. If a new Shelf Registration Statement is filed, the Company shall use its reasonable best efforts to cause the new Shelf Registration Statement to become effective as promptly as is practicable after such filing and to keep the new Shelf Registration Statement continuously effective until the end of the Effectiveness Period.
     (d) Notwithstanding any other provision hereof, no Holder of Registrable Securities may include any of its Registrable Securities in the Shelf Registration Statement pursuant to this Agreement unless the Holder furnishes to the Company a fully completed notice and questionnaire in the form attached as Annex A to the Final Memorandum (the “Questionnaire”) and such other information in writing as the Company may reasonably request in writing for use in connection with the Shelf Registration Statement or Prospectus included therein and in any application to be filed with or under state securities laws. At least 30 days prior to the filing of the Shelf Registration Statement, the Company will provide notice to the Holders of its intention to file the Shelf Registration Statement; provided, however, that if the Company elects to register the offer and sale of Registrable Securities pursuant to a Prospectus to a Shelf Registration Statement that has already been declared effective, the Company will provide notice to the Holders of its intention to file the prospectus supplement made available to selling securityholders at least 30 days prior to such filing. In order to be named as a selling securityholder in the Shelf Registration Statement or Prospectus at the time of effectiveness of the Shelf Registration Statement or such Prospectus, as applicable, each Holder must no later than 20 days following notice by the Company of such intention to file such Shelf Registration Statement or Prospectus, furnish the completed Questionnaire and such other information that the Company may reasonably request in writing, if any, to the Company in writing and the Company will include the information from the completed Questionnaire and such other information, if any, in the Shelf Registration Statement and the Prospectus, as necessary and in a manner, so that upon effectiveness of the Shelf Registration Statement the Holder will be permitted to deliver the Prospectus to purchasers of the Holder’s Registrable Securities. From and after the date that the Shelf Registration Statement becomes effective, upon receipt of a completed Questionnaire and such other information that the Company may reasonably request in writing, if any, the Company shall as promptly as practicable file any amendments or supplements to the Shelf Registration Statement necessary for such Holder to be named as a selling securityholder in the Prospectus contained therein to permit such Holder to deliver the Prospectus to purchasers of the Holder’s Securities (subject to the Company’s right to suspend the Shelf Registration Statement as described in Section 2.05 below), provided, however, that the Company shall not be required to file more than one post-effective amendment to the Shelf Registration Statement in any calendar quarter. Holders that do not deliver a completed written Questionnaire and such other information, as provided for in this Section 2.01(d), will not be named as selling securityholders in the Prospectus or to be entitled to Additional Interest. Each Holder named as a selling securityholder in the Prospectus agrees to promptly furnish to the Company all information required to be disclosed in order to make information previously furnished to the Company by the Holder not materially misleading and any other information regarding such Holder and the distribution of such Holder’s Registrable Securities as the Company may from time to time reasonably request in writing.
     (e) Each Holder agrees that if such Holder wishes to sell Registrable Securities pursuant to a Shelf Registration Statement and related Prospectus it will do so only in accordance with Section 2.01(d) and Section 2.05.
     (f) The Company represents and agrees that, unless it obtains the prior consent of a majority (with Holders of Notes deemed to be the Holders, for purposes of determining such majority, of the number of shares of Underlying Common Stock into which the Notes are or would be convertible as of the date on which such consent is requested) of the Registrable Securities that are registered under the Shelf Registration Statement at such time or the consent of the managing underwriter in connection with any underwritten offering of Registrable Securities, and each Holder represents and agrees that, unless it obtains the prior consent of the Company and any such underwriter, it will not make any offer relating to the Securities that would constitute an Issuer Free Writing Prospectus, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, required to be filed with the SEC. Nothing in this section shall prevent the Company from using an Issuer Free Writing Prospectus relating to shares of its common stock that are not included in the Securities. The Company represents that any Issuer Free Writing Prospectus will not include any information that conflicts with the information contained in the Shelf Registration Statement or the Prospectus and, any Issuer Free Writing Prospectus, when taken together with the information in the Shelf Registration Statement and the Prospectus, will not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     The Company agrees to supplement or amend the Shelf Registration Statement if required by the rules, regulations or instructions applicable to the registration form used by the Company if required by the 1933 Act, or to the extent the Company does not reasonably object, as reasonably requested by the Initial Purchasers with respect to information relating to such Initial Purchaser or by the Trustee on behalf of the Holders with respect to information relating to such Holder, and to furnish to the Holders of Registrable Securities copies of any such supplement or amendment promptly after its being used or filed with the SEC; provided, however, that the Company shall have no obligation to deliver to Holders of Registrable Securities copies of any amendment consisting exclusively of a report or other filing made under the 1934 Act that is otherwise publicly available on the Company’s or the SEC’s website.
     Section 2.02. Expenses. The Company shall pay all Registration Expenses in connection with the Shelf Registration. Each Holder shall pay all underwriting discounts and commissions and transfer taxes, if any, relating to the sale or disposition of such Holder’s Registrable Securities pursuant to the Shelf Registration Statement.
     Section 2.03. Effectiveness. After a Shelf Registration Statement is effective, if the offering of Registrable Securities pursuant to a Shelf Registration Statement is interfered with by any stop order, injunction or other order or requirement of the SEC or any other governmental agency or court, such Shelf Registration Statement will be deemed not to have been effective during the period of such interference, until the offering of Registrable Securities pursuant to such Shelf Registration Statement may legally resume.
     Section 2.04. Interest. In the event that (a) a Shelf Registration Statement does not become effective on or before the 270th calendar day following the Closing Date, (b) after effectiveness, subject to Section 2.05, the Shelf Registration Statement fails to be effective or usable by the Holders without being succeeded within one Business Day by a post-effective amendment or a report filed with the SEC pursuant to the 1934 Act that cures the failure to be effective or usable, or (c) the Shelf Registration Statement is unusable by the Holders for any reason, and the number of days for which the Shelf Registration Statement shall not be usable exceeds the Deferral Period (each such event in (a), (b) and (c) being a “Registration Default”), commencing on (and including) any date that a Registration Default has begun (which, for the avoidance of doubt, means the 271st day after the Closing Date in the case of (a) above) and ending on (but excluding) the next date on which there are no Registration Defaults that have occurred and are continuing, additional interest (“Additional Interest”) will accrue at a rate per annum of 0.25% of the principal amount of the Notes then outstanding for the first 90-day period from the date of the Registration Default, and thereafter at a rate per annum of 0.5% of the principal amount of the Notes; provided that, in no event shall Additional Interest accrue at a rate per annum exceeding 0.5% of the outstanding principal amount of the Notes; provided further that Additional Interest shall not accrue under clauses (a), (b) and (c) above with respect to any Holder that (x) does not submit a properly completed Questionnaire, and (y) therefore is not (or could not be upon filing) named as a selling securityholder in the Shelf Registration Statement. Upon the cure of all Registration Defaults then continuing, the accrual of Additional Interest will automatically cease and the interest rate borne by the Notes will revert to the original interest rate at such time. Additional Interest shall be computed based on the actual number of days elapsed in each 90-day period in which the Shelf Registration Statement is not effective or is unusable, subject to Section 2.05. Holders who have converted Securities into Common Stock will not be entitled to receive any Additional Interest with respect to such Common Stock or the Notes pursuant to which such Common Stock was issued. Notwithstanding the foregoing, no Additional Interest shall accrue as to any Note from and after the earlier of (x) the date such Note is no longer a Registrable Security and (y) expiration of the Effectiveness Period.
     The Trustee shall be entitled, but shall not be obligated, on behalf of the Holders of Registrable Securities, to seek any available remedy for the enforcement of this Agreement, including for the payment of any Additional Interest. Notwithstanding the foregoing, the parties agree that the sole monetary damages payable for a violation of the terms of this Agreement with respect to which Additional Interest are expressly provided shall be such Additional Interest. Nothing shall preclude a Holder of Registrable Securities from pursuing or obtaining specific performance or equitable relief with regard to this Agreement.
     A Registration Default under clause (a) above shall be cured on the date that the Shelf Registration Statement is filed and has become effective. A Registration Default under clause (b) or (c) above shall be cured on the date an amended Shelf Registration Statement becomes effective or the Company otherwise declares the Shelf Registration Statement and the Prospectus useable, as applicable. The Company will have no liabilities for monetary damages other than the Additional Interest with respect to any Registration Default.
     The parties agree that the Additional Interest provided for in this Section 2.04 constitutes a reasonable estimate of the damages that may be incurred by Holders of Registrable Securities and does not constitute a penalty.
     Section 2.05. Suspension. The Company may suspend the use of any Prospectus, without incurring or accruing any obligation to pay Additional Interest pursuant to Section 2.04, for a period not to exceed 45 consecutive calendar days in any 90-day period or an aggregate of 120 calendar days in any consecutive 12-month period, (each, a “Deferral Period”) if the Company shall have determined in good faith that, due to the occurrence or existence of any pending corporate development, it is in the best interests of the Company to suspend such use, and prior to suspending such use the Company provides the Holders with notice of such suspension, which notice need not specify the nature of the event giving rise to such suspension. Each Holder shall keep confidential any communications received by it from the Company regarding the suspension of the use of the Prospectus, except as required by applicable law.

ARTICLE 3
Registration Procedures
     Section 3.01. Registration Procedures. In connection with the obligations of the Company with respect to the Shelf Registration, the Company shall:
     (a) at a reasonable time prior to filing the Shelf Registration Statement, any Prospectus forming a part thereof, any amendment to the Shelf Registration Statement or amendment or supplement to such Prospectus (other than amendments and supplements that do nothing more than name Holders and provide information with respect thereto), furnish to the Representatives and one special counsel to the Initial Purchasers copies of all such documents proposed to be filed and use its reasonable best efforts to reflect in each such document when so filed with the SEC such comments as the Initial Purchasers and such special counsel to the Initial Purchasers reasonably shall propose within three (3) Business Days of the delivery of such copies to the Initial Purchasers and counsel to the Initial Purchasers. In addition, if any Holder that has provided the information required by Section 2.01(d) shall so request in writing, at a reasonable time prior to filing any such documents, the Company shall furnish to such Holder copies of all such documents proposed to be filed and use its reasonable best efforts to reflect in each such document when so filed with the SEC such comments as such Holder reasonably shall propose within three (3) Business Days of the delivery of such copies to such Holder;
     (b) prepare and file with the SEC such amendments and post-effective amendments to each Shelf Registration Statement as may be necessary under applicable law to keep the Shelf Registration Statement effective for the Effectiveness Period, subject to Section 2.05; and cause each Prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provision then in force) under the 1933 Act and use reasonable best efforts to comply during the Effectiveness Period with the provisions of the 1933 Act, the 1934 Act and the rules and regulations thereunder to enable the disposition of all Registrable Securities covered by the Shelf Registration Statement in accordance with the intended method or methods of distribution by the selling Holders thereof;
     (c) (i) notify the Initial Purchasers and each Holder of Registrable Securities of the filing of a Shelf Registration Statement, any related Prospectus and any amendment or supplement with the SEC; (ii) during the Effectiveness Period, furnish to each Holder of Registrable Securities that has provided the information required by Section 2.01(d), to each Initial Purchaser and to each underwriter of an underwritten offering of Registrable Securities, if any, without charge, as many copies of each Prospectus, including each preliminary Prospectus, and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in writing, including the related Shelf Registration Statement, each document incorporated by reference therein and each exhibit thereto; and (iii) subject to Section 2.05 and to any notice by the Company in accordance with Section 3.01(e) of the existence of any fact of the kind described in Section 3.01(e)(ii), (iii), (iv), (v) and (vi), hereby consent to the use of the Prospectus or any amendment or supplement thereto by each of the selling Holders of Registrable Securities that has provided the information required by

Section 2.01(d) in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto in the manner set forth therein;
     (d) use its reasonable best efforts to register or qualify or cooperate with the Holders in connection with the registration or qualification (or exemption from such registration or qualification) of the Registrable Securities under all applicable state securities or “blue sky” laws of such jurisdictions as any Holder of Registrable Securities covered by a Shelf Registration Statement and each underwriter of an underwritten offering of Registrable Securities shall reasonably request in writing, and do any and all other acts and things which may be reasonably necessary or advisable to enable each such Holder and underwriter to consummate the disposition in each such jurisdiction of such Registrable Securities owned by such Holder; provided, however, that the Company shall not be required to (i) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 3.01(d), or (ii) take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then so subject;
     (e) notify as promptly as reasonably practicable each Holder of Registrable Securities covered by a Shelf Registration that has provided the information required by Section 2.01(d) and, if requested by such Holder, confirm such advice in writing promptly (i) when a Shelf Registration Statement has become effective and when any post-effective amendments thereto become effective, (ii) of any request, following the effectiveness of the Shelf Registration Statement under the 1933 Act, by the SEC or any other federal or state securities authority for post-effective amendments and supplements to a Shelf Registration Statement or the related Prospectus or for additional information, (iii) of the issuance by the SEC or any state securities authority of any stop order suspending the effectiveness of a Shelf Registration Statement or the initiation of any proceedings for that purpose, (iv) of the occurrence (but not the nature of or details concerning) of any event or the discovery of any facts during the Effectiveness Period which makes any statement made in such Shelf Registration Statement or the related Prospectus untrue in any material respect or which requires the making of any changes in such Shelf Registration Statement or Prospectus in order to make the statements therein not misleading, (v) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (vi) of any determination by the Company that a post-effective amendment to such Shelf Registration Statement would be required by applicable law;
     (f) as promptly as reasonably practicable furnish to the Representatives and one special counsel to the Initial Purchasers on behalf of the Holders (i) copies of any comment letters received from the SEC with respect to a Shelf Registration Statement or any documents incorporated therein and (ii) any other request by the SEC or any state securities authority for amendments or supplements to a Shelf Registration Statement and Prospectus or for additional information with respect to the Shelf Registration Statement and Prospectus;
     (g) use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of a Shelf Registration Statement at the earliest practicable moment or, if any such order or suspension is made effective during any Deferral Period, at the earliest practicable moment after the Deferral Period and provide immediate notice to each Holder of Registrable Securities that has provided the information required by Section 2.01(d) of such withdrawal;
     (h) upon the occurrence of any event or the discovery of any facts, each as contemplated by Sections 3.01(e)(ii), (iii), (iv), (v) and (vi), as promptly as practicable after the occurrence of such an event, use its reasonable best efforts to, as promptly as practicable, prepare and file a supplement or post-effective amendment to the Shelf Registration Statement or the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus will not contain at the time of such delivery any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading or will remain so qualified, and, in the case of a post-effective amendment to a Shelf Registration Statement, use its reasonable best efforts to cause it to be declared effective as promptly as practicable. At such time as such public disclosure is otherwise made or the Company determines that such disclosure is not necessary, in each case to correct any misstatement of a material fact or to include any omitted material fact, the Company agrees promptly to notify each Holder that has provided the information required by Section 2.01(d) of such determination and to furnish each Holder such number of copies of the Prospectus as amended or supplemented, as such Holder may reasonably request;
     (i) enter into such customary agreements and take all other customary and appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities, including, but not limited to:
     (i) obtain opinions of counsel to the Company and updates thereof addressed to each selling Holder and the underwriters, if any, covering the matters set forth in the opinion of counsel to the Company delivered at the Closing Date;
     (ii) obtain “comfort” letters and updates thereof from the Company’s independent certified public accountants (and, if necessary, any other independent certified public accountants of any subsidiary of the Company or of any business acquired by the Company for which financial statements are, or are required to be, included in the Shelf Registration Statement) addressed to the underwriters, if any, and use reasonable best efforts to have such letter addressed to the selling Holders of Registrable Securities (to the extent consistent with Statement on Auditing Standards No. 72 of the American Institute of Certified Public Accounts), such letters substantially in the form and covering the matters covered in the comfort letter delivered on each Closing Date;
     (iii) if an underwriting agreement is entered into, cause the same to set forth indemnification provisions and procedures substantially equivalent to the indemnification provisions and procedures set forth in Section 4 with respect to the underwriters and all other parties to be indemnified pursuant to said Section or, at the request of any underwriters, in the form customarily provided to such underwriters in similar types of transactions; and
     (iv) deliver such documents and certificates as may be reasonably requested and as are customarily delivered in similar offerings to the Holders and the managing underwriters, if any.
     The agreements and actions in this Section 3.01(i) shall be required only in connection with any underwritten offering of Registrable Securities using such Shelf Registration Statement pursuant to an underwriting or similar agreement as and to the extent required thereunder, and as reasonably requested by any of the parties thereto; provided, however, that in no event will an underwritten offering of Registrable Securities be made without the prior written agreement of the Company;
     (j) if reasonably requested in connection with a disposition of Registrable Securities, make reasonably available for inspection during normal business hours by representatives of the Holders of the Registrable Securities, any underwriters participating in any disposition pursuant to a Shelf Registration Statement and any counsel or accountant retained by any of the foregoing, all relevant financial and other records, pertinent corporate documents and properties of the Company reasonably requested by any such persons, and cause the appropriate officers, directors and designated employees to make reasonably available for inspection during normal business hours all relevant information reasonably requested by any such representative, underwriter, special counsel or accountant in connection with a Shelf Registration Statement, and make such representatives of the Company available for discussion of such documents as shall be reasonably requested by representatives of the Holders or the Underwriters, in each case as is customary for “due diligence” investigations; provided that such persons shall first agree with the Company that any information that is reasonably designated by the Company as confidential at the time of delivery shall be kept confidential by such persons and shall be used solely for the purposes of exercising rights under this Agreement and satisfying “due diligence” obligations under the 1933 Act and such person shall not engage in trading any securities of the Company until such material non-public information becomes properly publicly available, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities laws in connection with the filing of any Shelf Registration Statement or the use of any Prospectus referred to in this Agreement upon a customary opinion of counsel for such persons delivered and reasonably satisfactory to the Company), (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by any such person, or (iv) such information becomes available to any such person from a source other than the Company and such source is not bound by a confidentiality agreement; provided further, that, the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of all the Holders and the other parties entitled thereto by special counsel to the Holders.
     The foregoing actions in this Section 3.01(j) shall be required only in connection with any underwritten offering of Registrable Securities using such Shelf Registration Statement pursuant to an underwriting or similar agreement as and to the extent required thereunder, and as reasonably requested by any of the parties thereto; provided, however, that in no event will an underwritten offering of Registrable Securities be made without the prior written agreement of the Company;
     (k) make generally available to its security holders, as soon as reasonably practicable, earning statements covering at least 12 months (which need not be audited) satisfying the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;
     (1) cooperate and assist in any filings required to be made with the NASD;
     (m) cooperate with each Holder to facilitate the timely preparation and delivery of certificates representing Registrable Securities sold or to be sold pursuant to a Shelf Registration Statement, which certificates shall not bear any restrictive legends, unless required by applicable law, and cause such Registrable Securities to be in such denominations as are permitted by the Indentures and registered in such names as such Holder may request in writing at least two (2) Business Days prior to any sale of such Registrable Securities;
     (n) provide a CUSIP number for all Registrable Securities covered by each Shelf Registration Statement not later than the effective date of such Shelf Registration Statement and provide the Trustee and the transfer agent for the Common Stock with printed certificates for the Registrable Securities that are in a form eligible for deposit with the Depository; and
     (o) promptly after (i) the filing of the initial Shelf Registration Statement and (ii) the effectiveness of the Shelf Registration Statement, announce the same, in each case by release to Reuters Economic Services and Bloomberg Business News.
     Without limiting the provisions of Section 2.01(d), the Company may (as a condition to such Holder’s participation in the Shelf Registration) require each Holder of Registrable Securities to furnish to the Company such information regarding the Holder and the proposed distribution by such Holder of such Registrable Securities as the Company may from time to time reasonably request in writing. Each Holder agrees promptly to furnish to the Company in writing all information required to be disclosed in order to make the information previously furnished to the Company by such Holder not misleading, any other information regarding such Holder and the distribution of such Registrable Securities as may be required to be disclosed in the Shelf Registration Statement under applicable law or pursuant to SEC comments and any information otherwise reasonably required by the Company to comply with applicable law or regulations.
     Each Holder agrees that, upon receipt of any notice from the Company of a Deferral Period or the happening of any event or the discovery of any facts, each of the kind described in Section 3.01(e)(ii), (iii), (iv), (v) and (vi), such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the Prospectus included in the Shelf Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.01(h) or notice from the Company that the Shelf Registration

Statement is again effective and no amendment or supplement is needed, and, if so directed by the Company, such Holder will deliver to the Company (at its expense) all copies in such Holder’s possession, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice.
     If any of the Registrable Securities covered by any Shelf Registration Statement are to be sold in an underwritten offering, the underwriter or underwriters and representative or representatives that will manage such offering will be selected by the written consent of the Holders of at least a majority (with Holders of Notes deemed to be the Holders, for purposes of determining such majority of the number of shares of Underlying Common Stock into which the Notes are or would be convertible as of the date on which such consent is required) of the Registrable Securities to be included in such offering. Any such underwriter or representative shall be acceptable to the Company. No Holder of Registrable Securities may participate in any underwritten registration hereunder unless such Holder (a) agrees to sell such Holder’s Registrable Securities on the basis provided in any underwriting arrangements approved by the persons entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents required under the terms of such underwriting arrangements.
ARTICLE 4
Indemnification; Contribution
     Section 4.01. Indemnification; Contribution.
     (a) The Company agrees to indemnify and hold harmless each Holder (including, without limitation, each Initial Purchaser) who has provided information to the Company in accordance with Section 2.01(d), and each Person, if any, who controls any such Initial Purchaser or Holder within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such claim) caused by any untrue statement or alleged untrue statement of a material fact contained in any Shelf Registration Statement, any Issuer Free Writing Prospectus or any Prospectus or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished to the Company in writing by such Holder or Initial Purchaser through the Representatives expressly for use therein.
     (b) Each Holder who has provided information to the Company in accordance with Section 2.01(d) agrees severally and not jointly to indemnify and hold harmless the Company, and the other selling Holders (including, without limitation, each Initial Purchaser) who have provided information to the Company in accordance with Section 2.01(d) and each Person, if any, who controls the Company or any such other selling Holder within the meaning of Section

15 of the 1933 Act or Section 20 of the 1934 Act to the same extent as the foregoing indemnity from the Company to such Holder, such Initial Purchaser, and such other Holders, but only with reference to information relating to such Holder furnished to the Company in writing by such Holder expressly for use in the Shelf Registration Statement, any such Issuer Free Writing Prospectus or such Prospectus.
     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4.01(a) or (b), such Person (the “indemnified party”) shall promptly notify the Person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Initial Purchasers and such control persons of the Initial Purchasers, such firm shall be designated in writing by the Representatives. In the case of any such separate firm for the Company and such directors, officers and controlling persons of the Company, such firm shall be designated in writing by the Company. In the case of any such separate firm for the Holders indemnified pursuant to Section 4.01(a), such firm shall be designated in writing by the Holders of a majority (with Holders of Notes deemed to be the Holders, for purposes of determining such majority, of the number of shares of Underlying Common Stock into which such Notes are or would be convertible as of the date on which such designation is made) of the Registrable Securities covered by the Shelf Registration Statement and sold by Holders that are indemnified parties pursuant to Section 4.01(a). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that is shall be liable for any such settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding and does not include a statement as to or an admission of fault, culpability or a failure to act, by or on behalf of any indemnified party.
     (d) If the indemnification provided for in Section 4.01(a) or (b) is unavailable to an indemnified party in respect of any losses, claims, damages or liabilities for which indemnification is provided therein, then each indemnifying party under such Section, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party or parties on the one hand and the indemnified party or parties on the other hand or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the indemnifying party or parties on the one hand and of the indemnified party or parties on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company shall be deemed to be equal to the total net proceeds from the initial placement pursuant to the Purchase Agreement (before deducting expenses) of the Registrable Securities to which such losses, claims, damages or liabilities relate. The relative benefits received by any Holder shall be deemed to be equal to the value of receiving registration rights under this Agreement for the Registrable Securities. The relative fault of the Holders on the one hand and the Company on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Holders or by the Company, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Holders’ respective obligations to contribute pursuant to this Section 4.01(d) are several in proportion to the respective number of Registrable Securities they have sold pursuant to a Shelf Registration Statement, and not joint.
     (e) The parties agree that it would not be just and equitable if contribution pursuant to this Section 4.01 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in Section 4.01(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 4.01(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.01(e), no indemnifying party that is a selling Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Securities sold by it exceeds the amount of any damages which such indemnifying party has otherwise paid or been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of

Section 11(f) of the 1933 Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.
     (f) The indemnity and contribution agreement contained in this Section 4.01, and the representations and warranties of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Holder, any Initial Purchaser or any Person controlling such Holder or Initial Purchaser or by or on behalf of the Company, its officers or directors or any other Person controlling the Company and (iii) acceptance of and payment for any of the Securities.
     (g) The remedies provided for in this Section 4.01 are not exclusive and shall not limit any rights or remedies which may otherwise be available to an indemnified party at law or in equity, hereunder, under the Purchase Agreement or otherwise.
ARTICLE 5
Miscellaneous
     Section 5.01. No Inconsistent Agreements. The Company has not entered into and the Company will not after the date of this Agreement enter into any agreement with respect to its securities which is inconsistent with the rights granted to the Holders of Registrable Securities in this Agreement or otherwise conflicts with the provisions hereof. The rights granted to the Holders hereunder do not for the term of this Agreement conflict with the rights granted to the holders of the Company’s other issued and outstanding securities under any such agreements.
     Section 5.02. Amendments and Waivers. (a) The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given unless the Company has obtained the written consent of a majority (with Holders of Notes deemed to be the Holders, for the purpose of this Section, of the number of outstanding shares of Underlying Common Stock into which such Notes are or would be convertible as of the date on which such consent is requested) of the then outstanding Underlying Common Stock constituting Registrable Securities affected by such amendment, modification, supplement, waiver or departure. Notwithstanding the foregoing, this Agreement may be amended by a written agreement between the Company and the Representatives, on behalf of the Initial Purchasers, without the consent of the Holders of the Registrable Securities, in order to cure any ambiguity or to correct or supplement any provision contained herein, provided that no such amendment shall adversely affect the interests of the Holders of Registrable Securities. Each Holder of Registrable Securities outstanding at the time of any amendment, modification, supplements, waiver or consent pursuant to this Section 5.02, shall be bound by such amendment, modification, supplements, waiver or consent, whether or not any notice or writing indicating such amendment, modification, supplements, waiver or consent is delivered to such Holder;

     (b) Whenever the consent or approval of Holders of a specified percentage of Registrable Securities is required hereunder, Registrable Securities held by the Company or its affiliates (as such term is defined in Rule 405 under the Securities Act) (other than the Initial Purchasers or subsequent Holders if such subsequent Holders are deemed to be such affiliates solely by reason of their holdings of such Registrable Securities) shall not be counted in determining whether such consent or approval was given by the Holders of such required percentage.
     Section 5.03. Notices. All notices and other communications provided for or permitted hereunder shall be made in writing by hand delivery, registered first-class mail, facsimile, or any courier guaranteeing overnight delivery (a) if to a Holder, at the most current address given by such Holder to the Company in a Questionnaire or by means of a notice given in accordance with the provisions of this Section 5.03, which address initially is the address set forth in the Purchase Agreement with respect to the Initial Purchasers; and (b) if to the Company, initially at the Company’s address set forth in the Purchase Agreement, and thereafter at such other address of which notice is given in accordance with the provisions of this Section 5.03, with a copy to Gibson, Dunn & Crutcher LLP, One Montgomery Street, 31st floor, San Francisco, CA 94104, Attention: Stewart McDowell.
     All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; two Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if sent by facsimile; and on the next business day if timely delivered to an overnight courier.
     Notices, demands or other communications to any Holder shall be deemed to have been duly given if such notice has been duly given to the Trustee under the Indentures, at the address for the Trustee specified in such Indentures.
     Section 5.04. Successor and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors, assigns and transferees of each of the parties, including, without limitation and without the need for an express assignment, subsequent Holders; provided that, nothing herein shall be deemed to permit any assignment, transfer or other disposition of Registrable Securities in violation of the terms of the Purchase Agreement or the Indentures. If any transferee of any Holder shall acquire Registrable Securities, in any manner, whether by operation of law or otherwise, such Registrable Securities shall be held subject to all of the terms of this Agreement, and by taking and holding such Registrable Securities such person shall be conclusively deemed to have agreed to be bound by and to perform all of the terms and provisions of this Agreement, including the restrictions on resale set forth in this Agreement and, if applicable, the Purchase Agreement, and such person shall be entitled to receive the benefits hereof.
     Section 5.05. Third Party Beneficiaries. Each Initial Purchaser (even if such Initial Purchaser is not a Holder of Registrable Securities) shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and the Holders, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights or the rights of Holders hereunder. Each Holder of Registrable Securities shall be a third party beneficiary to the agreements made hereunder between the Company, on the one hand, and the Initial Purchasers, on the other hand, and shall have the right to enforce such agreements directly to the extent it deems such enforcement necessary or advisable to protect its rights hereunder.
     Section 5.06. Specific Enforcement. Without limiting the remedies available to the Initial Purchasers and the Holders, the Company acknowledges that any failure by the Company to comply with its obligations under Section 2.01 may result in material irreparable injury to the Initial Purchasers or the Holders for which there is no adequate remedy at law, that it may not be possible to measure damages for such injuries precisely and that, in the event of any such failure, any Initial Purchaser or any Holder may seek such relief as may be required to specifically enforce the Company’s obligations under Section 2.01.
     Section 5.07. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     Section 5.08. Headings. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.
     Section 5.09. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.
     Section 5.10. Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be affected or impaired thereby, it being intended that all of the rights and privileges of the parties shall be enforceable to the fullest extent permitted by the law.
     Section 5.11. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein with respect to the registration rights granted by the Company with respect to the Registrable Securities. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date First written above.

CADENCE SYSTEM DESIGNS, INC.
By:	/s/ William Porter
	Name:	William Porter
	Title:	Executive Vice President and Chief Financial Officer

Confirmed and accepted as of the date first above written:

By:	MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

By:	/s/ Mathew J. Schultz
Name: Mathew J. Schultz
Title: Managing Director

By:	MORGAN STANLEY & CO. INCORPORATED

By:	/s/ David Oakes
Name: David Oakes
Title: Managing Director

By:	J.P. MORGAN SECURITIES INC.

By:	/s/ David Seamen
Name: David Seamen
Title: Managing Director